Exhibit 99.1

MeiraGTx Appoints Nicole Seligman to Board of Directors

LONDON and NEW YORK, May 10, 2019 (GLOBE NEWSWIRE) — MeiraGTx Holdings plc (NASDAQ:MGTX), a vertically integrated, clinical stage gene therapy company, today announced the appointment of Nicole Seligman to its Board of Directors. Ms. Seligman is an accomplished leader with extensive executive, legal, compliance and governance experience.

Ms. Seligman currently serves as a member of the Board of Directors of Viacom, where she chairs the Nominating and Governance Committee; a member of the Board of Directors of WPP plc, where she is the Senior Independent Director; and a member of the Board of Directors of Far Point Acquisition Corporation.

“We are delighted to welcome Nicole to the MeiraGTx Board of Directors at this exciting time for the company” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “With her remarkable business and legal experience, Nicole brings valuable operational perspective, sound judgement and unique insight to the board and will be a tremendous asset to the company as we grow and rapidly move forward our pipeline of innovative gene therapies.”

Ms. Seligman was the President of Sony Entertainment, Inc. from 2014 to 2016 and of Sony Corporation of America from 2012 to 2016. In those roles, she helped to drive profitability, growth, and innovation in Sony’s entertainment sector; oversaw key HQ functions for Sony’s entertainment subsidiaries; and oversaw all corporate functions of the company’s U.S. headquarters. From 2005 through 2014, she served as the global General Counsel of Sony Corporation. In that period, she had general oversight of Sony’s worldwide legal and compliance matters and, at various times, was also responsible for trade, internal audit, SOX, group risk and other corporate functions globally. She joined Sony in 2001 as Executive Vice President and General Counsel of Sony Corporation of America.

Prior to joining Sony, she was a partner in the litigation practice at Williams & Connolly LLP where she worked on a broad range of complex civil and criminal matters and counseled a broad range of clients, including President William Jefferson Clinton and Hillary Clinton. Ms. Seligman received her B.A., magna cum laude, from Harvard College (Radcliffe) and her J.D., magna cum laude, from Harvard Law School, where she was a winner of the Sears Prize.

As Ms. Seligman joins the MeiraGTx Board of Directors, Stuart Naylor, Ph.D., has stepped down as Director. Dr. Naylor will continue to serve in his current position on the MeiraGTx executive team as Chief Development Officer, where he remains committed to overseeing the clinical and preclinical development at the company.

“Stuart’s contributions to the board have been invaluable as we set priorities, built a portfolio of technologies and assets and transitioned into a public company,” said Dr.

Forbes. “Given the breadth and scope of our pipeline and our rapid pace of growth, at this time we look forward to Stuart’s continued leadership in advancing our investigational treatments into and through clinical development.”

About MeiraGTx

MeiraGTx (NASDAQ:MGTX) is a vertically integrated, clinical stage gene therapy company with five programs in clinical development and a broad pipeline of preclinical and research programs. MeiraGTx has core capabilities in viral vector design and optimization and gene therapy manufacturing, as well as a potentially transformative gene regulation technology. Led by an experienced management team, MeiraGTx has taken a portfolio approach by licensing, acquiring and developing technologies that give depth across both product candidates and indications. MeiraGTx’s initial focus is on three distinct areas of unmet medical need: inherited retinal diseases, neurodegenerative diseases and severe forms of xerostomia and xerophthalmia. Though initially focusing on the eye, central nervous system and salivary gland, MeiraGTx intends to expand its focus in the future to develop additional gene therapy treatments for patients suffering from a range of serious diseases.

For more information, please visit www.meiragtx.com.

Contacts

Investors:

MeiraGTx

Elizabeth Broder

(646) 860-7983

Investors@meiragtx.com

or

Media:

W2O pure

Christiana Pascale

(212) 267-6722

cpascale@purecommunications.com